                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              LSI LOGIC CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:

        (2)     Form, Schedule or Registration Statement No.:

        (3)     Filing Party:

        (4)     Date Filed:

                             LSI LOGIC CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 2000

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LSI Logic Corporation (the "Company"), a Delaware corporation, will be held on May 4, 2000 at 1:00 p.m., local time, at the Company's offices located at 4420 Arrowswest Drive, Colorado Springs, Colorado 80907, for the following purposes:

          1. To elect six directors to serve for the ensuing year and until their successors are elected.

          2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 450,000,000 shares to 1,300,000,000 shares.

          3. To approve an amendment to the Amended and Restated Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,500,000.

          4. To approve an amendment to the Company's 1991 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 10,000,000.

          5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for its 2000 fiscal year.

          6. To transact such other business as may properly come before the meeting and any adjournments thereof.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 17, 2000 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Sincerely,

                                          David E. Sanders
                                          Secretary
Milpitas, California
March (xx), 2000

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                             LSI LOGIC CORPORATION
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of LSI Logic Corporation (referred to as "LSI Logic" or the "Company") for use at the Annual Meeting of Stockholders to be held on May 4, 2000 at 1:00 p.m., local time, or at any adjournment(s) thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at the LSI Logic offices located at 4420 Arrowswest Drive, Colorado Springs, Colorado 80907. The address of the Company's principal executive offices is 1551 McCarthy Boulevard, Milpitas, California 95035, and the Company's telephone number is (408) 433-8000.

     On March 23, 2000 the definitive proxy solicitation materials are intended to be filed with the Commission and mailed to all stockholders entitled to vote at the meeting.

RECORD DATE; SHARES OUTSTANDING

     Stockholders of record at the close of business on the record date of March 17, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, (xxx) shares of the Company's common stock, $0.01 par value, were issued and outstanding. On the Record Date, the closing price of the Company's common stock on the New York Stock Exchange was $(xx.xx) per share.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Company or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     On all matters other than the election of directors, each share has one vote. See "ELECTION OF DIRECTORS -- REQUIRED VOTE." The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson & Company, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Georgeson & Company, Inc. a fee not to exceed $14,000 for its services and will reimburse it for certain out of pocket expenses estimated to be $12,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by some of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast at the annual meeting with respect to a matter (the "Votes Cast").

     The Company intends to count abstentions for purposes of determining both the presence or absence of a quorum and the total number of votes cast with respect to any matter (other than the election of directors). Broker non-votes will not be considered to be Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment). However, with respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the certificate of incorporation), a broker non-vote has the same effect as a vote against the proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 annual meeting and that stockholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company no later than November 24, 2000, which is 120 calendar days prior to the anniversary of this year's mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

     If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2001 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Bylaws (the "Bylaw Deadline"), as described below in the section entitled "Other Matters". If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

     SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2001 annual meeting is February 7, 2001 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2001 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year's Annual Meeting, which is March 30, 2000 (the seventh day after this proxy statement is mailed).

EFFECT OF STOCK SPLIT

     On January 25, 2000, the Company announced a two-for-one common stock split, effective February 4, 2000, to be distributed on February 16, 2000. Except for the number of authorized shares discussed in Proposal Two or as otherwise noted, all references to number of shares, stock option data and market prices of the Company's common stock in this Proxy have been restated to reflect the stock split.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the Record Date, by all persons known to the Company to be beneficial owners of five percent or more of the Company's Common Stock, by all directors and executive officers named in the Summary Compensation Table on page 17 of this proxy statement and by all current directors and executive officers as a group. All figures below are adjusted for the two-for-one common stock split effective February 4, 2000.

                                                                 NUMBER
                                                               OF SHARES      APPROXIMATE
                                                              BENEFICIALLY    PERCENTAGE
                            NAME                                 OWNED           OWNED
                            ----                              ------------    -----------
Massachusetts Financial Services Company(1).................   17,408,250        5.90%
FMR Corp(2).................................................   15,877,238        5.34%
Wilfred J. Corrigan(3)......................................   13,229,904        4.38%
T.Z. Chu(4).................................................      151,400           *
Malcolm R. Currie(5)........................................      279,000           *
James H. Keyes(6)...........................................      132,500           *
R. Douglas Norby(7).........................................      304,170           *
Matthew J. O'Rourke(8)......................................        7,500           *
Joseph M. Zelayeta(9).......................................      486,500           *
John P. Daane(10)...........................................      397,180           *
John D'Errico(11)...........................................      110,434           *
                                                                                    *
All current directors and executive officers as a group 14
  persons(12)...............................................   15,928,036        5.27%

---------------
  *  Less than 1%

 (1) As reported in a Schedule 13G dated February 11, 2000, filed with the Commission, by the Massachusetts Financial Services Company ("MFS"). As of December 31, 1999, MFS had sole voting power and sole dispositive power over all of these shares. The address for MFS is 500 Boylston Street, Boston, Massachusetts 02116.

 (2) As reported in a Schedule 13G dated February 14, 2000, filed with the Commission, by the Fidelity and Management Reserach Corporation ("FMR"). As of December 31, 1999, FMR had sole voting power and sole dispositive power over all of these shares. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

 (3) Includes options to purchase 2,650,000 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (4) Includes options to purchase 57,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (5) Includes options to purchase 37,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (6) Includes options to purchase 37,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (7) Includes options to purchase 232,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (8) Includes options to purchase 7,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

 (9) Includes options to purchase 455,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

(10) Includes options to purchase 369,000 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

(11) Includes options to purchase 97,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

(12) Includes options to purchase 4,719,500 shares, which are presently exercisable or will become exercisable within 60 days of the Record Date.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of six directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below. All nominees are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting so as to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom to vote. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified.

     The names of the nominees for election to the Board of Directors, and certain information about them, are set forth below.

                                                                                     DIRECTOR
   NAME OF NOMINEE      AGE                   PRINCIPAL OCCUPATION                    SINCE
   ---------------      ---                   --------------------                   --------
Wilfred J. Corrigan...  62    Chairman of the Board of Directors and Chief             1981
                              Executive Officer of the Company
T.Z. Chu..............  65    Retired President of Hoefer Pharmacia Biotech, Inc.      1992
Malcolm R. Currie.....  73    Chief Executive Officer, Currie Technologies, Inc.       1992
James H. Keyes........  59    Chairman and Chief Executive Officer of Johnson          1983
                              Controls, Inc.
R. Douglas Norby......  64    Executive Vice President and Chief Financial Officer     1993
                              of the Company
Matthew J. O'Rourke...  61    Consultant; Retired Partner, Price Waterhouse LLP        1999

     There are no family relationships between or among any directors or executive officers of the Company.

     Mr. Corrigan, a founder of the Company, has served as Chief Executive Officer and a director of the Company since our organization in January 1981. Mr. Corrigan also serves on the boards of directors of several privately held corporations.

     Mr. Chu served as President of Hoefer Pharmacia Biotech, Inc., a biotechnology company, from March 1995 until his retirement in February 1997. From August 1993 until March 1995, Mr. Chu served as President and Chief Executive Officer of Hoefer Scientific Instruments, a manufacturer of scientific instruments.

     Dr. Currie has served as Chief Executive Officer of Currie Technologies, Inc., a manufacturer of electric propulsion systems for bicycles and other light vehicles, since February 1997. Dr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Company from March 1988 until his retirement in July 1992. He presently serves on the Board of Directors for Investment Company of America, ENOVA Systems, Inc. and Regal One Corp., and as Chairman of the Board of Trustees of the University of Southern California.

     Mr. Keyes has served as Chairman and Chief Executive Officer of Johnson Controls, Inc., an automotive systems and facility management and control company, since January 1993. Mr. Keyes also serves on the boards of directors of Pitney Bowes Inc. and the Chicago Federal Reserve Board.

     Mr. Norby has served as Executive Vice President and Chief Financial Officer of the Company since November 1996. From September 1993 until November 1996, Mr. Norby served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, an electronic design automation company. Mr. Norby is also on the Board of Directors of Alexion Pharmaceuticals, Inc.

     Mr. O'Rourke was a partner with the accounting firm Price Waterhouse LLP from 1972 until his retirement in June 1996. Prior to his retirement, he served as Managing Partner at Price Waterhouse's New York National Office from 1994 to 1996 and as Managing Partner for Northern California from 1988 to 1994. Since his retirement, Mr. O'Rourke has been engaged as an independent business consultant. Mr. O'Rourke is also member of the Board of Directors of Read-Rite Corporation.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 1999. The Board of Directors has an Audit Committee and a Compensation Committee, both of which consist solely of non-employee directors. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which consists of Dr. Currie (who serves as its chairman), Mr. Chu, Mr. Keyes and Mr. O'Rourke, held three meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which consists of Mr. Keyes (who serves as its chairman), Mr. Chu, Dr. Currie and Mr. O'Rourke, held three meetings during the last fiscal year. The Compensation Committee reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit plans.

     During the fiscal year ended December 31, 1999, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company receive an annual fee of $25,000 paid on a prorated basis and $1,500 for each meeting they attend, plus reimbursement of expenses for attendance at Board and committee meetings. The Company's 1995 Director Stock Option Plan, as adopted by the Board of Directors and approved by the stockholders, provides for a grant of non-statutory stock options to non-employee directors of the Company. Each non-employee director is granted an initial option to purchase 15,000 shares of common stock on the date on which he or she first becomes a director. In addition, on April 1 of each year, each non-employee director is automatically granted a subsequent option to purchase 12,500 shares of common stock of the Company, if on the date of grant he or she has served on the Board of Directors for at least six months. The vesting schedule for initial options granted under the 1995 Director Stock Option Plan is set at 25% on each of the first four anniversaries of the grant. Subsequent option grants become exercisable in full six months after the date of grant. Options may be exercised only while the optionee is a director of the Company, within 12 months after death or within three months after the optionee ceases to serve as a director of the Company, but in no event after the ten-year term of the option has expired. As of the Record Date, a total of 1,000,000 shares have been reserved for issuance under the 1995 Director Stock Option Plan, of which 225,000 shares are subject to outstanding options, no shares have been issued upon exercise of options, and 775,000 shares remain available for grant. During fiscal 1999, giving effect to the two-for-one stock split effective February 4, 2000, an option to purchase 25,000 shares was granted to each of

Directors Currie, Keyes and Chu having an exercise price of $16.125 per share; and an option to purchase 30,000 shares was granted to Director O'Rourke, having an exercise price of $18.50 per share.

REQUIRED VOTE

     Directors shall be elected by a plurality. The six nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

     Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (six) multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than six candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been properly placed in nomination in accordance with the Company's by-laws prior to the meeting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the stockholders' intention to cumulate votes. The proxy holders will exercise discretionary authority to cumulate votes in the event that additional persons are nominated for election of directors.

     MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Restated Certificate of Incorporation of the Company, as currently in effect, provides that the authorized capital stock of the Company shall consist of 450,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock. The proposed amendment would increase the number of shares of Common Stock authorized for issuance by 850,000,000 to a total of 1,300,000,000 shares. The proposed amendment is intended to provide the Company flexibility to meet its future needs for unreserved Common Stock.

     The Company's number of authorized shares of Common Stock, currently at 450,000,000, was increased to that number in 1997 from 250,000,000 by approval of the Company's stockholders. Since the increase in the Company's authorized capital stock in 1997, the Company has issued a total of (xxx) additional shares, adjusted for the two-for-one stock split effective as of February 4, and the issuance of new shares pursuant to various capital transactions, including corporate mergers and employee benefit plan transactions. On the Record Date, the Company's market capitalization was approximately $(xxx).

     As of the Record Date, (xxx) shares of the Common Stock were issued and outstanding; (xxx) shares were reserved for issuance upon conversion of certain convertible notes; and (xxx) shares were reserved under the Company's employee stock benefit plans, leaving only (xxx) shares of Common Stock available for future issuance. The number of shares remaining available is not considered adequate for the Company's future possible requirements.

     Although the Company has no firm plans to use the additional authorized shares of Common Stock, the Company's Board of Directors believes that it is prudent to increase the number of authorized shares available for issuance in connection with possible future actions. Such actions may include, but are not limited to stock dividends -- if the Board of Directors, for example, were to determine that it would be desirable to facilitate a broader base of shareholders -- financing, corporate mergers, acquisitions of property, employee benefit plans and for other general corporate purposes. For example, in 1999 and 2000, the Company raised approximately $345,000,000 and $500,000,000, respectively, through the issuance of notes convertible into the Company's Common Stock (collectively "Notes"). Based on the current market price of the Company's Common Stock, the Company anticipates that the Notes will be fully converted into the Company's Common Stock in accordance with their terms. Further, the semiconductor industry is characterized by constant technological change, rapid product obsolescence, and evolving industry standards. To remain competitive, the Company must continue to acquire new technology through acquisitions and to make significant investments in new facilities and capital equipment, for which the remaining number of unreserved shares would likely be inadequate. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking stockholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

POSSIBLE EFFECTS OF THE AMENDMENT

     If the proposed amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of stockholders of the Company, except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current stockholders do not have a right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Therefore, to the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage of equity ownership and, depending on the price at which these are issued, could be dilutive to the existing stockholders.

     An effect of the increase in the number of authorized shares of Common Stock may be to deter or prevent a change in control of the Company without further action by stockholders. In November 1988, the Board of Directors established a Shareholder Rights Plan ("Rights Plan") and issued under the Rights Plan as a dividend to the holders of Common Stock, rights to purchase Series A Participating Preferred Stock. In the event the rights become exercisable, the Company might have to issue a substantial number of new shares of Common Stock in order to effectuate the Rights Plan. Although under the Rights Plan the Company is not now obligated to reserve shares of Common Stock for issuance thereunder, a failure to have sufficient authorized shares available could result in a delay or failure of implementation of all aspects of the Rights Plan. The Agreement was amended and restated in November 1998 to extend its term until December 15, 2008. A copy of the Amended and Restated Rights Agreement was filed with the Securities and Exchange Commission on December 8, 1998 as an exhibit to the Registration Statement on Form 8-A pursuant to Section 12(a) of the Securities Exchange Act of 1934. The foregoing brief description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Agreement.

     The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not intend to propose additional anti-takeover measures in the foreseeable future.

REQUIRED VOTE

     The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date will be required to approve PROPOSAL TWO. If the proposed amendment to the Restated Certificate of Incorporation is approved by the stockholders, such amendment will become effective upon filing an amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State. If the amendment is authorized and the Certificate of Amendment to the Restated Certificate of Incorporation is filed, the text of the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation will be amended to read as follows:

     "This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation shall have authority to issue is one billion three hundred and two million (1,302,000,000), of which one billion three hundred million (1,300,000,000) shall be Common Stock with a par value of $0.01 per share and two million (2,000,000) shall be Preferred Stock with a par value of $0.01 per share."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE

         AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE
               NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

GENERAL

     The Amended and Restated Employee Stock Purchase Plan ("ESPP") was adopted by the Board of Directors and approved by the stockholders in April 1983. A total of 225,000 shares of common stock were initially reserved for issuance thereunder. From time to time since April 1983, the Board of Directors and stockholders have approved amendments to the ESPP to increase the number of shares reserved for issuance thereunder, and to change certain other provisions. Giving effect to the two-for-one stock split effective February 4, 2000, as of the Record Date, of the 36,437,740 shares reserved for issuance under the ESPP (without giving effect to this amendment), 32,992,672 shares had been issued. The Company estimates that it will have utilized a substantial portion of the 3,445,068 remaining available shares by the end of the exercise period ending May 14, 2000, leaving an inadequate number of shares available for issuance thereafter.

     The Board of Directors believes that it is in the best interest of the Company to provide employees with an opportunity to purchase Common Stock through payroll deductions. Employees have rated the ESPP as their most valuable benefit. As of the Record Date, over 69% of the eligible employees are participating in the ESPP.

PROPOSED AMENDMENT TO THE ESPP

     On February 17, 2000, the Board of Directors approved an amendment to the ESPP to increase the number of shares reserved under the ESPP by 1,500,000 to a total of 37,937,740 shares.

     Giving effect to the two-for-one stock split effective February 4, 2000, the total number of shares of common stock reserved for issuance under the ESPP is 36,437,740, of which 3,445,068 are currently available for issuance. These are not enough shares to meet anticipated demand because participation in the ESPP has increased. Therefore, stockholder approval is sought to increase the number of shares of common stock reserved for issuance under the ESPP by 1,500,000. If the proposed amendment is approved, the total number of shares of common stock reserved for issuance under the ESPP will be 37,937,740 on a split-adjusted basis. This amount includes the 2,614,948 shares, adjusted for the two-for-one stock split effective February 4, 2000, automatically added to the ESPP on January 1, 2000 ("Annual Replenishment"), which was previously approved by the stockholders. The Annual Replenishment consists of 1.15% of the Company's Common Stock issued and outstanding at fiscal year end less the number of shares available for future option grants under the ESPP at fiscal year end. The number of shares of common stock reserved for issuance under the ESPP, as amended by this proposal, together with the Annual Replenishment, is anticipated to be sufficient to meet the Company's requirements for the next 12 months if the Company continues to issue shares under the ESPP at rates approximating historical levels.

REQUIRED VOTE

     The affirmative vote of a majority of the Votes Cast at the annual meeting will be required to approve PROPOSAL THREE.

SUMMARY OF THE ESPP

     The essential features of the ESPP are outlined below.

  Purpose

     The purpose of the ESPP is to provide employees of the Company and of its majority-owned subsidiaries designated by the Board of Directors who participate in the ESPP with an opportunity to purchase common stock of the Company through payroll deductions.

  Administration

     The ESPP is currently being administered by the Board of Directors, although that body may appoint a committee to perform that function. All questions of interpretation or application of the ESPP are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the ESPP but may not vote on any matter affecting the administration of the ESPP or the grant of any option pursuant to the ESPP. No member of the Board of Directors who is eligible to participate in the ESPP may be a member of the committee appointed to administer the ESPP. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.

  Eligibility

     Any person who is employed by the Company (or by any of its majority-owned subsidiaries designated by the Board) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP. As of the Record Date, approximately 6,300 employees were eligible to participate in the ESPP and approximately 4,400 of those were participating.

  Offering Dates

     The ESPP is currently implemented by consecutive overlapping 12-month offering periods. The offering periods begin May 15 and November 15 of each year. Each offering period is composed of two six-month purchase periods. However, the offering period that began on October 1, 1998 is a 24-month period that will end on September 29, 2000 and consists of four six-month purchase periods, since it commenced prior to the amendments to the ESPP that were approved by the stockholders in 1999. The Board of Directors has the power to alter the duration of the offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

     Eligible employees become participants in the ESPP by delivering a subscription agreement to the Company authorizing payroll deductions. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

  Purchase Price

     The purchase price per share at which shares are purchased under the ESPP is the lower of (a) 85% of the fair market value of a share of Company common stock on the enrollment date for an offering period or (b) 85% of the fair market value of a share of common stock on the applicable purchase date within that offering period. If shares are to be added to the ESPP at a time when the fair market value of a share of common stock is higher than it was on the enrollment date, then the Board of Directors may at its discretion set the purchase price for the added shares at the lesser of 85% of the fair market value of a share of common stock on the date such shares are authorized or 85% of the fair market value of shares on the applicable purchase date within the offering period. The fair market value of the common stock on a given date is determined by the Board of Directors based upon the closing sales price as reported by the New York Stock Exchange on such date.

  Payment of Purchase Price; Payroll Deductions

     ESPP shares are purchased with funds that are accumulated through payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the ESPP to include the regular straight time salary as of each payday during the offering period, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. A participant may decrease the rate of payroll deductions at any time in whole percentage point increments, and such decreases are immediately effective. Increases in the rate of payroll deductions may be made only at the start of a purchase period.

     All payroll deductions are credited to the participant's account under the ESPP; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

  Purchase of Stock; Exercise of Option

     At the beginning of each offering period, each participating employee is in effect granted an option to purchase shares of common stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the participant's accumulated payroll deductions during the purchase period by 85% of the fair market value of the common stock at the beginning of the offering period or on the applicable purchase date, whichever is lower. However, the number of shares placed under option may not exceed 200% of the number of shares determined by dividing 10% of the employee's compensation to be accumulated over the offering period (determined as of the enrollment date) by 85% of the fair market value of a share of the Company's common stock on the enrollment date. Under no circumstances may an employee make aggregate purchases of stock of the Company and its majority-owned subsidiaries under the ESPP and any other employee stock purchase plans qualified as such under Section 423(b) of the Internal Revenue Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

  Withdrawal

     A participant may terminate his or her participation in the ESPP at any time by signing and delivering to the Company a notice of withdrawal from the ESPP. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the ESPP by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the ESPP during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the ESPP.

  Termination of Employment

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons designated in the subscription agreement. In the case of death of the participant, the beneficiary may elect to have funds remain in the participant's account until the next purchase date and the shares purchased with the funds will be forwarded to the beneficiary. A participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an employee during the period in which the participant is subject to such payment in lieu of notice.

  Capital Changes

     If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will terminate immediately, unless otherwise provided by the Board. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board determines, in its discretion, to accelerate the exercisability of all outstanding options under the ESPP. The Board may also make provisions for adjusting the number of shares subject to the ESPP and the purchase price per share if the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of the Company's outstanding common stock.

  Amendment and Termination of the ESPP

     The Board of Directors may at any time amend or terminate the ESPP. An offering period may be terminated by the Board of Directors on any purchase date if it determines that the termination of the offering period or the ESPP is in the best interests of the Company and its stockholders. No amendment may be made to the ESPP without prior approval of the stockholders of the Company where such approval is necessary to comply with Section 423 of the Internal Revenue Code (i.e., if such amendment would increase the number of shares reserved under the ESPP or modify the eligibility requirements).

     Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board of Directors shall be entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant's compensation and establish such other limitations or procedures consistent with the ESPP as the Board of Directors determines in its sole discretion to be advisable.

     In the event the Board of Directors determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board of Directors may, in its discretion, modify or amend the ESPP to reduce or eliminate such accounting consequences, including, but not limited to, altering the purchase price for any offering period, including an offering period underway at the time of the change; shortening any offering period so that offering period ends on a new purchase date, including an offering period underway at the time; and allocating shares.

  Certain United States Federal Income Tax Information

     The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the offering date and more than one year after the purchase date, the lesser of: (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or
(b) the excess of the fair market value of the shares at the time the option was granted over the purchase price (which purchase price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or any loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply with respect to participants subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the two holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the purchase of shares under the ESPP, is not intended to be complete, and does not discuss the income tax laws of any municipality, state or foreign country.

PARTICIPATION IN THE ESPP

     Participation in the ESPP is voluntary and dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. No purchases have been made under the ESPP since its amendment by the Board. However, purchases were made under the ESPP prior to such amendment. The following table sets forth certain information regarding shares purchased under the ESPP during the last fiscal year and the payroll deductions accumulated at the end of the last fiscal year in accounts under the ESPP for each of the Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the ESPP as a group:

                             AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN

                                                                                      PAYROLL DEDUCTIONS
     NAME OF INDIVIDUAL AND POSITION        NUMBER OF SHARES                                AS OF
           OR IDENTITY OF GROUP               PURCHASED(#)      DOLLAR VALUE($)(1)     FISCAL YEAR END
     -------------------------------        ----------------    ------------------    ------------------
Wilfred J. Corrigan.......................             0                   N/A                  N/A
  Chairman and Chief Executive Officer
Joseph M. Zelayeta........................             0                   N/A                  N/A
  Executive Vice President, Worldwide
  Operations
John P. Daane.............................         6,024            121,575.92            21,250.00
  Executive Vice President, Communications
  Products Group
R. Douglas Norby..........................         6,024            121,575.92            21,250.00
  Executive Vice President and Chief
  Financial Officer
John D'Errico.............................         5,810            120,132.77            21,250.00
  Executive Vice President, Storage
  Components and Colorado Operations
All current executive officers as a
  group...................................        37,498            772,235.22                 (xxx)
All other employees as a group............     3,885,016                  (xxx)                (xxx)

---------------
(1) Market value of shares on date of purchase, minus the purchase price under the ESPP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FOUR

            AMENDMENT TO THE 1991 EQUITY INCENTIVE PLAN TO INCREASE
             THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

GENERAL

     The 1991 Equity Incentive Plan ("EIP"), was adopted by the Board of Directors and approved by the stockholders in May 1991, and a total of 2,000,000 shares of common stock were initially reserved for issuance thereunder. From time to time since May 1991, the Board of Directors and stockholders have approved amendments to the 1991 EIP to increase the number of shares reserved for issuance thereunder to an aggregate of 62,500,000 shares (split adjusted) and to make certain additional amendments.

     Giving effect to the two-for-one stock split effective February 4, 2000 but not to the proposed amendment, as of the Record Date, (xxx) shares had been issued pursuant to the exercise of options granted under the 1991 EIP and options to purchase (xxx) shares were outstanding, leaving only (xxx) shares available for future grants under the 1991 EIP.

PROPOSED AMENDMENT TO INCREASE SHARES RESERVED

     Stockholder approval is hereby sought for an amendment approved by the Board of Directors on February 17, 2000, increasing the number of shares of common stock reserved for issuance under the 1991 EIP by 10,000,000 shares. If the proposed amendment is approved, the total number of shares of common stock reserved for issuance under the 1991 EIP will be 72,500,000, on a split-adjusted basis.

REQUIRED VOTE

     The affirmative vote of a majority of the Votes Cast at the annual meeting will be required to approve PROPOSAL FOUR.

SUMMARY OF THE 1991 EQUITY INCENTIVE PLAN

     The essential features of the 1991 EIP are outlined below.

  Purpose

     The purpose of the 1991 EIP is to enable the Company to provide an incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of the Company, to afford them an opportunity to acquire a proprietary interest in the Company and to enable the Company to hire and retain the best available talent for the successful conduct of its business.

     The Board of Directors believes that the continued growth of the Company will depend upon its ability to attract, hire and retain qualified employees. The 1991 EIP is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders. Competition for highly qualified individuals in the expanding high technology industry is intense, particularly in the current environment of very low unemployment among the limited pool of candidates possessing the specialized skills required in areas in which the Company competes. Employers with which the Company competes for such highly qualified individuals, including those companies that anticipate an initial public offering, frequently offer grants of substantial numbers of stock options as part of a comprehensive compensation package. Accordingly, management believes that to successfully attract the best candidates and retain key employees, the Company must be in a position to offer a competitive stock option incentive program as an essential component of its compensation packages.

     The Board of Directors further believes that stock options serve an important role in motivating recipients to contribute to the Company's continued growth and profitability. The proposed amendment to the 1991 EIP is intended to ensure that there will be a reasonable number of shares available to meet these needs for the coming year.

  Stock Options

     The 1991 EIP permits the granting both of stock options that either are intended to qualify as Incentive Stock Options, or ISOs, and of stock options that are not intended to so qualify, known as Nonstatutory Stock Options or NSOs.

     The exercise price for each option may not be less than 100% of the fair market value of a share of common stock on the date such option is granted (or not less than 110% of such fair market value in the case of grants of ISOs to 10% stockholders). The exercise price of granted options may not be reduced without stockholder approval. No employee may be granted, in any fiscal year, options to purchase more than 750,000 shares.

     The Board of Directors fixes the term of each option at the time of the grant, generally at ten years from the date of grant. (In the case of ISOs, the term may not exceed five years in the case of grants to a 10% stockholder and ten years for others.) The Board of Directors also determines the vesting schedule for each option grant, which is generally 25% on each of the first four anniversaries of the date of grant.

     The exercise price of options granted under the 1991 EIP, including applicable tax withholding, if any, must be paid in full at the time of exercise. The method of payment is determined by the Board of Directors or its designated committee administering the 1991 EIP and may consist of cash, check, promissory note, other shares of common stock, delivery of a properly executed exercise notice with irrevocable instructions to the optionee's broker to deliver to the Company the amount of sale proceeds required to pay the exercise price, any combination of the foregoing methods of payment or such other consideration and method of payment permitted under the Delaware General Corporation Law.

     If an optionee's employment terminates for any reason, including retirement, his or her exercisable options may be exercised within the time period set forth in the option agreement, which is generally 90 days from the date of termination. If the Board of Directors or its designated committee determines that an employee was discharged for misconduct (as defined in the 1991 EIP), the employee has no further rights under the options granted to him or her or under the plan. If an optionee's employment is terminated by reason of the optionee's death or permanent total disability, the option will be exercisable for 12 months following the date of death or disability, subject to the stated term of the option. Options granted to consultants have such terms and conditions with respect to the effect of termination of the consulting relationship (including upon the death of the consultant) as the Board of Directors or its designated committee may determine in each case.

  Eligibility

     Any employee (including any officer) or consultant of the Company or of its majority-owned subsidiaries whom the Board of Directors deems to have the potential to contribute to the future success of the Company is eligible to receive NSO option grants under the 1991 EIP. Only employees of the Company or of its subsidiaries are eligible to ISO grants. As of December 31, 1999, the Company had approximately 6,300 employees and 262 consultants.

  Adjustments for Recapitalizations and Reorganizations

     In the event of a stock dividend, stock split, combination or similar event, the number of shares of common stock available for issuance under the 1991 EIP shall be increased or decreased proportionately, and the number of shares of common stock deliverable upon exercise, and, where applicable, the exercise price of each option, shall be proportionately adjusted. In the event of a merger, reorganization, liquidation or similar event, the Board of Directors may either provide for the assumption or substitution of outstanding options or provide that the options must be exercised within 30 days. In either case, the Board of Directors may provide for accelerated vesting of such options.

  Administration

     The 1991 EIP is administered by the Board of Directors or by a committee appointed by the Board of Directors in compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. If permitted by Rule 16b-3, the 1991 EIP may be administered by different bodies with respect to employees who are directors, non-director officers, employees who are neither directors nor officers, and consultants. A member of the Board of Directors who is an eligible employee is permitted to participate in the 1991 EIP but may not be a member of a committee appointed to administer it. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1991 EIP.

  Amendment and Termination

     The Board of Directors may amend, alter, suspend or discontinue the 1991 EIP at any time, but such amendment, alteration, suspension or discontinuation may not impair the rights of any participant in the 1991 EIP without the participant's consent. In addition, no ISO may be granted under the 1991 EIP after March 8, 2001.

     In addition, to the extent necessary and desirable to comply with Section 422A of the Internal Revenue Code of 1986, as amended (or any other applicable law or regulation), the Company shall obtain stockholder approval of any 1991 EIP amendment, in such a manner and to such a degree as required to comply with such laws or regulations.

  Certain United States Federal Income Tax Information

     The following is only a brief summary of the effect of federal income taxation upon the participant and the Company under the 1991 EIP based upon the Internal Revenue Code. This summary is not intended to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States. It is advisable that a participant contact his or her own tax adviser concerning the application of tax laws.

     If an option granted under the 1991 EIP is an ISO, the optionee will recognize no taxable income upon grant or exercise of the ISO unless the alternative minimum tax rules apply. Upon the resale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be taxed to the optionee as ordinary income (or loss) or capital gain (or loss), depending on how long the optionee has held the stock.

     All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon the exercise of an NSO, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized upon exercise of an NSO by an optionee who is also an employee of the Company will be treated as wages for tax purposes and will be subject to tax withholding out of the current compensation, if any, paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and fair market value on the date of exercise will be treated as capital gain (or loss).

     The Company will be entitled to a tax deduction in the same amount as the ordinary income, if any, recognized by the optionee (i) upon exercise of an NSO and (ii) upon the sale of shares acquired by exercise of an ISO in a disqualifying disposition. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO, regardless of the applicability of the alternative minimum tax.

PARTICIPATION IN THE 1991 EQUITY INCENTIVE PLAN

     The grant of options under the 1991 Equity Incentive Plan to employees, including the Named Executive Officers, is subject to the discretion of the plan's administrator. As of the date of this proxy statement, there has been no determination by the administrator with respect to future awards under the 1991 Equity Incentive Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1991 Equity Incentive Plan. The following table sets forth information with respect to the grant of options to the Named Executive Officers adjusted for the two-for-one stock split effective February 4, 2000, to all current executive officers as a group and to all other employees as a group during the last fiscal year:

                             AMENDED PLAN BENEFITS
                           1991 EQUITY INCENTIVE PLAN

                                                                                    WEIGHTED AVERAGE
                                                             SHARES UNDERLYING     EXERCISE PRICE PER
   NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION      OPTIONS GRANTED(#)       SHARE($/SH.)
   ----------------------------------------------------      ------------------    ------------------
Wilfred J. Corrigan........................................      1,000,000               32.53
  Chairman and Chief Executive
  Officer
Joseph M. Zelayeta.........................................        300,000               29.44
  Executive Vice President,
  Worldwide Operations
John P. Daane..............................................        400,000               29.44
  Executive Vice President,
  Communications Products Group
R. Douglas Norby...........................................        200,000               29.44
  Executive Vice President and
  Chief Financial Officer
John D'Errico..............................................        250,000               29.44
  Executive Vice President,
  Storage Components and
  Colorado Operations
All current executive officers as a group..................      2,935,000                 (xx)
All other employees as a group.............................      8,301,840                 (xx)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1991 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                                 PROPOSAL FIVE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for its 2000 fiscal year and recommends that the stockholders vote for ratification of such appointment. If there is a negative vote on such ratification, the Board will reconsider its selection. PricewaterhouseCoopers LLP (or its predecessor) has audited the Company's consolidated financial statements since the fiscal year ended December 31, 1981. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE 2000 FISCAL YEAR.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table shows, as to (i) the Chief Executive Officer, and (ii) each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 in 1999 (the "Named Executive Officers"), information concerning all reportable compensation awarded to, earned by or paid to each for services to us in all capacities during the fiscal year ended December 31, 1999, as well as such compensation for each such individual for our previous two fiscal years (if such person was an executive officer during any part of such previous fiscal year). The number of option shares has been adjusted for the two-for-one stock split effective February 4, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                 ANNUAL                     ------------
                                              COMPENSATION                   SECURITIES     ALL OTHER
                                            ----------------                 UNDERLYING    COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)    BONUS($)      OPTIONS         ($)(2)
       ---------------------------          ----   ---------   ----------   ------------   ------------
Wilfred J. Corrigan.......................  1999   $787,897    $1,400,000    1,000,000       $  7,686
  Chairman and Chief Executive              1998   $744,238    $  375,000    1,000,000       $  9,450
  Officer                                   1997   $704,231    $  375,000      600,000       $ 19,911
Joseph M. Zelayeta........................  1999   $381,086    $  500,000      300,000       $  2,982
  Executive Vice President,                 1998   $360,968    $  130,000       70,000       $  3,722
  Worldwide Operations                      1997   $304,423    $  170,000      140,000       $ 19,785
John P. Daane.............................  1999   $365,584    $  500,000      400,000       $    840
  Executive Vice President,                 1998   $329,238    $  150,000      400,000       $    727
  Communications Products Group             1997   $230,000    $  200,000      200,000       $  4,884
R. Douglas Norby..........................  1999   $354,625    $  400,000      200,000       $  7,686
  Executive Vice President and              1998   $334,623    $  110,000      150,000       $  9,450
  Chief Financial Officer                   1997   $314,615    $  150,000       60,000       $187,530
John D'Errico(3)..........................  1999   $313,167    $  400,000      250,000       $  4,956
  Executive Vice President,                 1998   $267,507    $   90,000      120,000       $  5,255
  Storage Components and
  Colorado Operations

---------------
(1) The Company has not granted any stock appreciation rights.

(2) "All Other Compensation" for 1999 consists solely of group life insurance.

(3) Mr. D'Errico was named an executive officer of the Company in August 1998.

CHANGE-IN-CONTROL AGREEMENTS

     The Company is a party to agreements with Mr. Wilfred J. Corrigan and each of the other Named Executive Officers to ensure the continued services of management to the Company in the event of a change in control. In November 1998, the Company entered into a change of control agreement with Wilfred J. Corrigan, the Company's Chairman of the Board and Chief Executive Officer. Under the agreement, benefits are payable only upon a change in control of the Company, which is deemed to have occurred in the event of (1) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (2) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (3) any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities. Upon a change of control, Mr. Corrigan will receive a lump sum payment equal to three years' base salary plus 300% of his target bonus for the year in which the change of control occurs. In addition, the vesting and exercisability of all unvested options that were granted at least six months prior to the change of control shall be accelerated automatically and shall be fully vested and exercisable as of the date of the change of control. The Company shall also provide Mr. Corrigan with health-care benefits for a period not to exceed two years following the termination of employment. This agreement shall terminate five years following the effective date unless a change of control occurs, in which case the agreement shall terminate upon the date that all obligations of the parties have been satisfied.

     Under the agreements, if the executive officer's employment is terminated involuntarily at any time within 12 months after a change of control, the executive officer will receive a lump sum payment equal to the sum of two years' base salary plus 200% of the executive officer's target bonus for the year in which the change of control occurs and continued health-care benefits during the two years following the termination. In addition, the vesting and exercisability of all options that were granted at least six months prior to the change of control shall be automatically accelerated and fully vested and exercisable at the date of the involuntary termination.

STOCK OPTION GRANTS AND EXERCISES

     The following tables set forth information with respect to the stock options granted to the Named Executive Officers under our stock option plans, the options exercised by such Named Executive Officers during the fiscal year ended December 31, 1999 and the options held by the Named Executive Officers at December 31, 1999.

     The Option Grants Table sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10% from the date the option was granted to the end of the option term and does not represent our projection of future stock price performance. Actual gains, if any, on option exercises are dependent on the future performance of our common stock and overall market conditions. The number of option shares and exercise prices have been adjusted for the February 2000 stock split.

                      OPTION(1) GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                              -----------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                       PERCENT OF                                   AT ASSUMED ANNUAL RATES
                              NUMBER OF SECURITIES   TOTAL OPTIONS                                OF STOCK PRICE APPRECIATION
                               UNDERLYING OPTIONS      GRANTED TO       EXERCISE                        FOR OPTION TERM
                                   GRANTED IN         EMPLOYEES IN       PRICE       EXPIRATION   ---------------------------
            NAME               FISCAL YEAR(#)(2)     FISCAL YEAR(3)    ($/SHARE)        DATE         5%($)          10%($)
            ----              --------------------   --------------   ------------   ----------   ------------   ------------
Wilfred J. Corrigan.........       1,000,000              5.33          $32.531      11/11/2009   $20,458,728    $51,846,434
Joseph M. Zelayeta..........         300,000              1.60          $29.438       8/13/2009   $ 5,553,926    $14,074,738
John P. Daane...............         400,000              2.13          $29.438       8/13/2009   $ 7,405,234    $18,766,317
R. Douglas Norby............         200,000              1.07          $29.438       8/13/2009   $ 3,702,617    $ 9,383,159
John D'Errico...............         250,000              1.33          $29.438       8/13/2009   $ 4,628,271    $11,728,948

---------------
(1) The Company has not granted any stock appreciation rights.

(2) All options shown in the table were granted under the 1991 Equity Incentive Plan. The material terms of the options are: (a) The exercise price of the options is the fair market value of the common stock as of the date of grant, split adjusted; (b) The options vest cumulatively in equal 25% increments on each of the first four anniversaries of the date of grant; (c) To the extent unexercised, the options lapse after ten years; (d) The options are non-transferable and are only exercisable during the period of employment of the optionee (or within three months following termination of employment), subject to limited exceptions in the cases of certain terminations, death or permanent disability of the optionee. These options are subject to acceleration of exercisability in certain events. See "Change-in-Control Agreements" above.

(3) Based on options granted to all employees in 1999 to purchase an aggregate of 18,847,09 shares.

               AGGREGATED OPTION(1) EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED        VALUE(1) OF UNEXERCISED
                                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                       FISCAL YEAR END(#)            FISCAL YEAR END($)
                                   SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
              NAME                 ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 ---------------   -----------   -----------   -------------   -----------   -------------
Wilfred J. Corrigan..............          -0-       $      -0-     3,600,000      2,050,000     $78,254,688    $25,270,313
Joseph M. Zelayeta...............       80,000       $1,957,000       455,500        462,500     $11,220,672    $ 4,844,766
John P. Daane....................      100,000       $1,615,125       384,000        860,000     $ 8,405,781    $12,221,719
R. Douglas Norby.................      240,000       $3,618,750       328,750        496,250     $ 6,431,562    $ 7,112,812
John D'Errico....................      110,000       $2,481,806       975,000        377,500     $ 2,030,156    $ 4,027,969

---------------
(1) Value of unexercised options is based on the difference between the fair market value of Company's common stock of $33.75 per share as of December 31, 1999 (the last day of the last completed fiscal year) and the exercise price of the unexercised in-the-money options, split adjusted.

OTHER TRANSACTIONS

     In 1998, the Company loaned $400,000 to Elias J. Antoun, then an executive officer, to assist in the purchase of his home on relocation from an assignment abroad. The term of the loan was five years and it bore interest at an annual rate of six percent. The note was secured by a deed of trust. The largest principal amount outstanding under the note in 1999 was $400,000 and there was no amount outstanding at December 31, 1999, as the outstanding balance on the loan plus accrued interest was paid in full prior to his resignation in January 2000.

              BOARD COMPENSATION COMMITTEE REPORT ON CEO AND OTHER
            EXECUTIVE OFFICER COMPENSATION FOR LSI LOGIC CORPORATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer and other executive officers. The Committee periodically reviews its approach to executive compensation.

     The Committee is comprised of all outside, non-employee members of the Board of Directors (four), none of whom has any interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

     The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the Company's business strategies, objectives and initiatives. For incentive-based compensation, the Committee considers the desirability of structuring such compensation arrangements so as to qualify for deductibility by the Company under Section 162(m) of the Internal Revenue Code, as amended. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company's overall financial performance.

EXECUTIVE OFFICER COMPENSATION

     The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interests of the Company's executive officers with the long-term interests of shareholders through stock option grants that can result in ownership of the Company's Common Stock. The Committee endeavors to structure each executive officer's overall compensation package to be consistent with this approach and to enable the Company to attract, retain and reward individuals who contribute to the success of the Company.

     The Company's compensation program for executive officers is based on the following guidelines:

     - Establishment of base salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     - Utilization of a performance-based, cash incentive plan.

     - Inclusion of equity opportunities that create long-term incentives based upon increases in shareholder return.

     The Company had a cash incentive plan during 1999 that provided for bonus awards to be made to the executive officers (other than the CEO) and other members of senior management subject to an aggregate budget for all awards under the plan. The plan established a minimum level of operating income to be achieved by the Company for the year 1999 before any payments would be made under the plan. The plan also allowed upward adjustments in awards to be made if the minimum operating income target was exceeded. In addition, the plan provides for the CEO to determine individual bonus award amounts pursuant to his judgment of each participant's personal contributions to the Company's performance for the year, subject to the approval of the Committee of awards to executive officers. The Company's operating income for 1999 exceeded the threshold target established under the plan. Accordingly, awards were made to individual executive officers consistent with the plan's provisions regarding the Company's performance and the personal contributions of each executive officer. The total of all payments under the plan was within the budget approved previously by the Committee.

     During 1999, the Committee approved a budget for increases in the base salary levels of executive officers, which reflected the compensation guidelines described previously in this report. Increases in base salary amounts for individual executive officers were then made pursuant to the chief executive officer's judgment and discretion in satisfying the Company's compensation philosophy set forth above. The aggregate of such adjustments was within the budget that had been approved by the Committee. The general level of compensation of the Company's executive officers is in the median of ranges of compensation information sources against which the Company makes competitive comparisons.

     The Company maintains a set of guidelines for use in making recommendations to the Committee on individual grants to executive officers of options to purchase Common Stock of the Company. Stock option grants were made to executive officers during 1999 by reference to the guidelines. These guidelines are developed by reference to external published surveys and other information that are believed to fairly reflect the competitive environment in which the Company operates and that are consistent with the compensation principles set forth above.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Corrigan has been CEO of the Company since its founding in 1981. His annual base salary prior to the beginning of fiscal 1999 was $755,000. During 1999, the Committee considered information regarding competitive compensation practices and levels for chief executive officers, the above described approach to compensation for executive officers and the Committee's assessment of Mr. Corrigan's contribution to the Company's performance. Based upon such factors, the Committee increased Mr. Corrigan's annual base salary to $800,000. The base salary established by the Committee for Mr. Corrigan falls in the median of the range of such information used for competitive comparisons.

     The Committee awarded Mr. Corrigan a cash bonus in the amount of $1,400,000, in respect to the Company's performance during 1999 and Mr. Corrigan's contributions as chief executive officer. The foregoing is a performance-based bonus within the meaning of Section 162(m) of the Internal Revenue Code and is therefore deductible by the Company. The Committee based its evaluation of Mr. Corrigan's performance for purposes of determining the amount of this award pursuant to the operating income objectives that were established in accordance with terms of the performance-based bonus compensation plan for the Company's Chief Executive Officer.

     Mr. Corrigan was granted an option to purchase 1,000,000 shares of the Company's Common Stock during 1999. The Committee determined this portion of Mr. Corrigan's total compensation after consideration of the compensation principles set forth above. Also, the Committee considered external published survey data and other information sources that it believes fairly reflect competitive equity incentive practices for chief executive officers of public traded companies against which the Company's practices for the CEO should be compared.

     The Committee believes Mr. Corrigan has managed the Company well, and has achieved distinguished results, which is reflected by the Company's key financial metrics such as revenue, gross margin and operating income and net income as well as through successful execution of strategic initiatives.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                                          James H. Keyes
                                          T.Z. Chu
                                          Malcolm R. Currie
                                          Matthew O'Rourke (since May 1999)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are set forth in the preceding section as well as in Proposal One. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the fiscal year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

                               PERFORMANCE GRAPH

     The stock price performance shown on the graph following is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG LSI LOGIC CORPORATION*, S&P 500 INDEX
                    AND THE PHILADELPHIA SEMICONDUCTOR INDEX

                                                                                                       PHILADELPHIA SEMICONDUCTOR
                                                 LSI LOGIC CORPORATION          S & P 500 INDEX                  INDEX
                                                 ---------------------          ---------------        --------------------------
1994                                                    100.00                      100.00                       100.00
1995                                                    162.23                      134.11                       143.24
1996                                                    132.51                      161.29                       171.53
1997                                                     97.21                      216.54                       188.19
1998                                                     79.88                      267.64                       250.24
1999                                                    334.37                      319.92                       502.93

* During 1997, the Company changed its fiscal year to a straight calendar year from a 52/53 week fiscal year that ended on the Sunday closest to December 31. Prior to the change, the Company's last trading day of its fiscal year may have varied. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming a December 31 year-end.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us and written representations received from those reporting persons known by us to be subject to filing requirements, we believe that all required Section 16(a) reports were timely filed during 1999.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Under the Company's bylaws, in order to be deemed properly presented, notice must be delivered to the Secretary of the Company at the principal executive offices of the Company no less than 60 days nor more than 90 days prior to the Annual Meeting, provided, however, if less than 65 days' notice of the date of the Annual Meeting has been given to stockholders, notice by the stockholder to be timely must be delivered to the Company not later than the close of business on the seventh day following the day on which such notice of the Annual Meeting was mailed. The stockholder's notice must set forth, as to each proposed matter: (a) a reasonably detailed description of the business and reason for conducting such business at the meeting; (b) the name and address as they appear on the Company's books of the stockholder proposing such business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of the Company owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest of the stockholder or beneficial holder or other party on whose behalf the proposal is made in such business.

                                          THE BOARD OF DIRECTORS

March (xx), 2000

[x] Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3, 4, AND 5 AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.      Election of Directors

NOMINEES:  Wilfred J. Corrigan; James H. Keyes, Malcom R. Currie;
           T.Z. Chu; R. Douglas Norby, Matthew J. O'Rourke

                      FOR           WITHHELD
                      [ ]              [ ]



[ ]
   -------------------------------------------------------
   For all nominees except those listed on the line above


     MARK HERE FOR
     ADDRESS CHANGE
     AND NOTE BELOW    [ ]



Signature: _______________________________________  Date: _____________


                                                 FOR    AGAINST    ABSTAIN
2.      Approval of amendment to the             [ ]      [ ]        [ ]
        Restated Certificate of
        Incorporation to increase the
        number of authorized shares of
        common stock to 1,300,000,000
        shares.

3.      Approval of amendment to the             [ ]      [ ]        [ ]
        Restated Employee Stock Purchase
        Plan to increase the number of
        shares of common stock reserved
        for issuance thereunder by
        1,500,000.

4.      Approval of amendment to the             [ ]      [ ]        [ ]
        1991 Equity Incentive Plan to
        increase the number of shares of
        Common stock reserved for
        issuance thereunder by
        10,000,000.

5.      To ratify the appointment of             [ ]      [ ]        [ ]
        PricewaterhouseCoopers LLP as
        independent accountants for its
        2000 fiscal year.



(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



Signature: _______________________________________  Date: _____________

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS
                              LSI LOGIC CORPORATION
                       2000 ANNUAL MEETING OF SHAREHOLDERS



PROXY

     The undersigned stockholder of LSI Logic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated ____________________, and hereby appoints Wilfred J. Corrigan and David E. Sanders, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of LSI Logic Corporation to be held on May 4, 2000, at 1:00 p.m., local time, at the Company's facility located at 4420 Arrowswest Drive, Colorado Spings, Colorado 80907, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.


                                                                SEE REVERSE
                                                                    SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE